hopTo Inc. Announces Third Quarter 2017 Business Update and Results

CONCORD, N.H., Nov. 14, 2017 (GLOBE NEWSWIRE) -- hopTo Inc. (OTCQB:HPTO), developer and provider of application publishing and mobile productivity software, today announced its financial results for the third quarter ended September 30, 2017.

Third Quarter 2017 Financial Update:

●	Revenue of $1.026 million

●	Net Profit of $254 thousand

●	Basic and diluted earnings per share of $0.03

Third Quarter 2017 Operational Summary and Business Update

“In the third quarter of 2017, hopTo has managed to achieve profitability through the combination of continued stability in our GO-Global business and our expense control measures. We have prioritized the availability of sufficient resources to support our GO-Global customers while improving the GO-Global products and services,” stated Jean-Louis Casabonne, interim CEO of hopTo Inc.

“The GO-Global business continues to generate positive cash flow and remains a critical aspect of the company. The GO-Global business has now shown modest growth year over year for both the three and nine month periods ended September 30, 2017 strengthening our belief that it will operate profitably in the future. Early in the third quarter, we completed a sale of seven of our fifty-three granted patents which has further improved the cash position of the Company. This sale included a license back to hopTo for those patents. “

“Although we continue to believe that we may have opportunities to extract value from our hopTo and GO-Global assets, there are significant risks and uncertainties associated with those efforts. Shareholders should not place any significant reliance on the outcome of such efforts unless and until definitive agreements are reached. Our Annual Report on Form 10-K that was filed with the SEC on April 7, 2017 included additional risk factors in this regard. We intend to continue to manage our expenses to preserve as many opportunities for the Company as reasonably possible,” concluded Mr. Casabbonne.

Results for the First Nine Months Ended September 30, 2017

Total revenue for the first nine months of Fiscal Year 2017 was $2.93 million, an increase of approximately 2.4% from $2.86 million for the same period in 2016. This revenue is entirely from the Company’s GO-Global products and services.

Gross profit for the first nine months of 2017 was $2.88 million, compared to $2.75 million for the same period of 2016, a year over year increase of 4.7%.

For the first nine months of 2017, the Company reported a net profit of $87 thousand or $0.01 per basic and diluted share, which was a significant improvement compared with the net loss of $1.87 million or $0.19 per basic and diluted share from the same period last year.

The total operating expense for the first nine months of 2017 was $2.65 million, which is a year-over-year improvement of 43% from $4.64 million that we reported for the same period in 2016.

Results for the Third Quarter Ended September 30, 2017

Total revenue for the third quarter 2017 of $1.026 million represents an increase of 14.1% from $899 thousand for the same period in the prior year.

Gross profit for the third quarter of 2017 was $1.01 million, an increase of 13.5% from $890 thousand for the same period in 2016.

Total operating expenses for the third quarter were $678 thousand, a decrease of 51.8% from $1.41 million for the same period in 2016.

hopTo reported a net profit for the quarter ended September 30, 2017 of $254 thousand, or $0.03 per basic and diluted share, compared to a net loss of $462 thousand or $0.05 per basic and diluted share for the same period in 2016.

As of September 30, 2017 the Company had cash of $551 thousand and accounts receivable of $353 thousand.

Investor Communications

As part of our continued expense management, hopTo Inc. will not be hosting an investor conference call to discuss its third quarter financial results.

As we did with our Year End 2016, Third Quarter 2016, and First and Second Quarter 2017 results, in lieu of a conference call, we invite shareholders to submit questions via email to the following email address: investors@hopto.com

We will accumulate questions until the end of the day on Thursday, November 17, 2017. We will review the questions and we will use our best efforts to provide written answers to those questions that we believe we can answer, subject to normal confidentiality policies, via a Form 8-K that we intend to file with the SEC on or about November 27, 2017. We will also post the answers at investors.hopto.com.

About hopTo:
Founded in its current form in 2012, hopTo Inc. is a developer of application publishing software and a mobile productivity workspace platform. The company is based in Concord, NH.

For more information on hopTo, please visit: www.hopTo.com.

FORWARD LOOKING STATEMENTS
This press release contains forward looking statements. These statements include statements regarding future growth and the expected impact of our products on the marketplace. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ significantly from those described in the forward looking statements. Factors that may cause such a difference include the following: the success of our new products depends on a number of factors including market and customer acceptance; our ability to manage the risks associated with new product introduction and developing and marketing new versions of the product; and other factors, including those set forth under Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016 and in other documents we have filed with the SEC.

For more information on hopTo, please visit: www.hopTo.com.

Investors / Media:

J.L. Casabonne

investors@hopto.com

408-688-2674 ext. 5025

hopTo Inc.

Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2017	2016
	(Unaudited)	(Unaudited)
Assets
Cash	$551,300	$546,200
Accounts receivable, net	353,300	355,300
Prepaid expenses	26,800	38,700
Total current assets	931,400	940,200
Property and equipment, net	39,800	143,300
Other assets	109,000	109,000
Total assets	$1,080,200	$1,192,500

Liabilities and stockholders’ deficit
Accounts payable and accrued liabilities	$759,700	$975,800
Deferred revenue	1,579,500	1,759,000
Deferred rent	23,400	24,100
Lease liability	24,900	—
Capital lease	—	6,800
Other current liabilities	855,100	571,100
Total current liabilities	3,242,600	3,336,800
Deposit liability	93,500	81,400
Deferred revenue	1,523,600	1,694,600
Deferred rent	41,500	2,600
Stockholders’ deficit	(3,821,000)	(3,922,900)
Total liabilities and stockholders’ deficit	$1,080,200	$1,192,500

Condensed Consolidated Statements of Operations

	Three Months Ended Sep 30,		Nine Months Ended Sep 30,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$1,025,900	$898,500	$2,933,200	$2,864,400
Costs of revenue	15,900	8,300	53,000	129,500
Gross profit	1,010,000	890,200	2,880,200	2,734,900
Operating expenses
Selling and marketing	87,400	93,900	259,400	664,600
General and administrative	206,700	821,600	1,268,900	2,114,600
Research and development	383,800	491,500	1,123,900	1,860,900
Total operating expenses	677,900	1,407,000	2,652,200	4,640,100
Income (loss) from operations	332,100	(516,800)	228,000	(1,905,200)
Other income (expense) - change in fair value of warrants liability	-	54,400	-	29,300
Other income (expense), net	(63,700)	1,100	(123,800)	3,700
Income (loss) before provision for income tax	268,400	(461,300)	104,200	(1,872,200)
Provision for income tax	14,800	700	16,800	2,300
Net income (loss)	$253,600	$(462,000)	$87,400	$(1,874,500)

Basic and diluted income (loss) per share	$0.03	$(0.05)	$0.01	$(0.19)
Average weighted common shares outstanding - basic and diluted	9,804,400	9,784,163	9,804,400	9,763,111